                       AMENDMENT TO SUBADVISORY AGREEMENT
                      PACIFIC INVESTMENT MANAGEMENT COMPANY

     AMENDMENT made as of this 29th day of June, 2007 to the Subadvisory Agreement dated May 5, 2000, as amended (the "Agreement"), between John Hancock Investment Management Services, LLC (formerly, "Manufacturers Securities Services, LLC"), a Delaware limited partnership (the "Adviser"), and Pacific Investment Management Company (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

Appendix A of the Agreement is amended to change the compensation of the Real Return Bond Trust as set forth below.

2.   CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.   other subadvisers to a Portfolio,

2.   other subadvisers to a Trust portfolio, and

3.   other subadvisers to a portfolio under common control with the Portfolio.

3.   CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust's "Policy Regarding Disclosure of Portfolio Holdings," as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

4.   SERVICES OF THE SUBADVISER

Notwithstanding any other provision to the contrary, SubAdviser shall have no obligation to perform the following services:

(a) preparing and filing materials for distribution to shareholders of the Trust, including statistical information about the Trust and materials regarding the Trust's performance or investments;

(b) providing employees of the Subadviser to serve as officers of the Trust; or

(c) providing the Fund's Chief Compliance Officer and associated staff.

5.   COMPLIANCE

     Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser's written policies and procedures ("Compliance Policies") as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of a regulatory examination of the Subadviser and documentation summarizing the results of any such examination, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser's code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request and agrees to cooperate in the annual and any interim reviews of the Compliance Policies to enable the Trust to comply with Rule 38a-1 under the Investment Company Act. In addition, the Subadviser shall provide information or reports to the Trustees in accordance with Section 15(c) of the Investment Company Act of 1940.

6.   EFECTIVE DATE

     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and
(ii) execution of the Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT
SERVICES, LLC


By: /s/ Bruce R. Speca
    ---------------------------------
    Bruce R. Speca
    Executive Vice President


PACIFIC INVESTMENT MANAGEMENT COMPANY


by: /s/ Brent L. Holden
    ---------------------------------
    Brent L. Holden
    Managing Director

                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                            FIRST       EXCESS OVER
                          $1 BILLION     $1 BILLION
                         OF AGGREGATE   OF AGGREGATE
PORTFOLIO                NET ASSETS*    NET ASSETS*
---------                ------------   ------------
Real Return Bond Trust

* The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

TRUST PORTFOLIO(S)            OTHER PORTFOLIO(S)
------------------            ------------------
Real Return Bond Trust   --   Real Return Bond Fund, a series of John Hancock
                              Funds II

     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.